Essex Announces First Quarter 2005 Earnings Results
25.5% Increase In FFO Per Share

Palo Alto, California—May 4, 2005—Essex Property Trust, Inc. (NYSE:ESS), a Real Estate Investment Trust (REIT) with ownership interests in apartment communities located in targeted West Coast markets, today reported first quarter operating results for the period ended March 31, 2005.

Net income available to common stockholders for the quarter ended March 31, 2005 totaled $26.4 million, or $1.13 per diluted share, compared to net income available to common stockholders of $6.0 million, or $0.26 per diluted share, for the quarter ended March 31, 2004. Funds From Operations (FFO) for the quarter ended March 31, 2005 totaled $32.8 million, or $1.28 per diluted share, compared to $25.9 million, or $1.02 per diluted share for the quarter ended March 31, 2004. The Company’s FFO results for the quarter ended March 31, 2005 include one-time items totaling $5.9 million, or $0.23 per diluted share.

Summarizing the first quarter results, Keith R. Guericke, President and Chief Executive Officer of Essex Property Trust, Inc. stated, “We are pleased with our first quarter results. The performance of our properties and one-time revenues exceeded our guidance and the Street’s estimates, contributing to the 25.5 percent increase in FFO per share. Apartment fundamentals continue to improve - same-store property revenues in each region, except the San Francisco Bay Area, have increased substantially over the last four quarters, leading to the best net operating income since 2001. Mr. Guericke concluded, “We anticipate that these positive trends, coupled with the intrinsic benefits of our supply constrained markets, will continue to support the overall improvement in our operating results.”

FFO is a supplemental financial measurement defined by the National Association of Real Estate Investment Trusts (NAREIT) to measure and compare operating performance of equity REITs. A reconciliation of FFO to net income (the most directly comparable measure in accordance with the generally accepted accounting principles) is included in the Company’s supplemental financial information, which can be obtained on the Company’s web site. For a more comprehensive definition of FFO, and an explanation as to why Essex believes this is a useful measure of the Company’s operating performance, please refer to the last page of this press release.

The following one-time items impacted the Company’s first quarter results:

▪
The Company’s equity method share of gains resulting from the sale of Coronado at Newport South totaled $14.4 million (not included in FFO). The Company and Fund I each owned a 49.9 percent interest in Coronado at Newport South. In conjunction with the transaction, the Company recorded a non-cash loss totaling $121,000 (included in FFO), representing the write-off of the unamoritized loan fees on the property.

▪	A promote distribution in the amount of $4.9 million (included in FFO), resulting from the incentive distribution provisions of the Fund I agreement.

▪
Recognition of a deferred gain in the amount of $1.1 million (not included in FFO) representing payments received on the $5.0 million participating loan that the Company originated in connection with the prior-year sale of The Essex on Lake Merritt.

▪
Recognition of deferred lease revenue in the amount of $1.1 million (included in FFO), which resulted from the sale of Riviera Recreational Vehicle Park and the Riviera Manufactured Home Park, both located in Las Vegas, Nevada, which were acquired in the John M. Sachs Merger in 2002.

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.exxespropertytrust.com

	Quarter Ended March 31,
	2005	2004	Percent Change
Property Revenues	$77,321	$66,311	16.6%
Net Income Available to Common Stockholders	$26,389	$5,962	342.6%
Funds From Operations (FFO)	$32,832	$25,926	26.6%

Per Diluted Share:
Net Income Per Share	$1.13	$0.26	334.6%
FFO Per Share	$1.28	$1.02	25.5%

Portfolio Composition
The following table compares Essex’s regional concentrations for its multifamily portfolio as of March 31, 2005 and March 31, 2004, which includes all properties that are wholly owned, or partially owned by the Company.

	As of March 31, 2005		As of March 31, 2004
	Number of Apartment Homes	%	Number of Apartment Homes	%
Southern California	13,040	52	16,131	58
San Francisco Bay Area	6,108	24	5,131	19
Seattle Metro. Area	4,956	20	4,582	17
Portland Metro. Area	875	3	1,371	5
Other	302	1	302	1
Total	25,281	100	27,517	100

Property Operations
The following operating results are presented for the Company’s same-property portfolio, which excludes properties that do not have comparable results for the first quarter of both 2005 and 2004. Comparable results may not be available for properties that have been recently developed or redeveloped and properties that have not been owned or consolidated for both periods presented.

The table below illustrates the percentage change in same-property revenue, operating expenses, and net operating income for the quarter ended March 31, 2005, compared to the quarter ended March 31, 2004, for the Company’s multifamily properties:

	For the Quarter ended 03/31/05
	Revenue	Operating Expense	NOI
Southern California	4.9%	2.7%	5.8%
San Francisco Bay Area	-0.6%	6.2%	-3.4%
Pacific Northwest	2.0%	3.0%	1.5%
Same-Property Average	2.9%	3.6%	2.7%

A breakdown of the same-property financial occupancies for Essex’s multifamily properties is as follows:

	For the Quarters Ended
	3/31/05	12/31/04*	3/31/04*
Southern California	96.2%	96.6%	95.9%
San Francisco Bay Area	96.9%	95.3%	95.7%
Pacific Northwest	96.7%	95.3%	95.5%
Same-Property Average	96.4%	96.0%	95.8%

A breakdown of same-property concessions for Essex’s multifamily properties is as follows:

	For the Quarters Ended (in thousands)
	3/31/05	12/31/04*	3/31/04*
Southern California	$144.0	$123.5	$162.3
San Francisco Bay Area	285.2	177.0	166.9
Pacific Northwest	102.2	123.8	177.9
Same-Property Total	$531.4	$424.3	$507.1
* Same-property financial occupancies and concessions for the quarters ended December 31, 2004 and March 31, 2004 have changed from previous press releases due to a change in the composition of the same-property portfolio.

Concessions for the Company’s consolidated portfolio were $828,500 for the quarter ended March 31, 2005, compared to $735,900 for the quarter ended December 31, 2004, and $663,100 for the quarter ended March 31, 2004. Average same-property concessions totaled $251 per turn for the quarter ended March 31, 2005, compared to $206 per turn for the quarter ended December 31, 2004, and $244 per turn for the quarter ended March 31, 2004.

The following is the sequential percentage change in same-property revenues and expenses for the quarter ended March 31, 2005 versus the quarter ended December 31, 2004:

	Revenues	Expenses
Southern California	0.8%	3.5%
San Francisco Bay Area	1.0%	-6.9%
Pacific Northwest	2.2%	-5.7%
All Same-Property	1.1%	-1.3%

Acquisitions
During the quarter, the company acquired Cedar Terrace Apartments, a 180-unit apartment community located in Bellevue, Washington for a total consideration of approximately $22.3 million. The property was unencumbered at the time of the transaction. Acquisitions made through the Essex Apartment Value Fund II, L.P. are described later in this press release.

Dispositions
In January 2005, the Company sold four non-core assets that were previously acquired in conjunction with the merger with John M. Sachs, Inc. in 2002. The four non-core assets were: The Riviera Recreational Vehicle Park and The Riviera Manufactured Home Park, both located in Las Vegas, Nevada, and for which the Company had previously entered into master lease and option agreements with an unrelated entity; and two small office buildings, located in San Diego California, aggregating 7,200 square feet.

Development
During the quarter, the Company had two development projects in various stages of construction or initial lease-up with combined estimated costs of $86.5 million. This amount excludes development projects owned by the Essex Apartment Value Fund II, L.P.

▪
The San Marcos (phase II) - In January 2005, the Company stabilized the second phase of development at San Marcos, which is located in Richmond, California. Total construction costs for the 120 units were approximately $23.9 million.

▪
Northwest Gateway - During the quarter, predevelopment activities continued on Northwest Gateway Apartments, a proposed 5-story apartment building aggregating 275 apartment homes, located in downtown Los Angeles. Upon completion, the luxury apartment community will offer 220 market-rate units and 55 affordable-rate units. As of March 31, 2005, the development costs are estimated at $62.6 million, which is considered preliminary until negotiations with the general contractor have been finalized. The project is a joint venture between Essex and Meta Housing Corporation, which has obtained $47.0 million of tax-exempt bond financing, which will be drawn to fund future construction costs. The Company originated a $7.4 million mezzanine loan to the joint venture, which bears an interest rate of 14.0 percent - it is subject to various conditions and matures in December 2009. The Company has also contributed approximately $3.2 million for its limited partnership interest, which entitles the Company to 75 percent of the cash flow up to a 22.67 percent priority return, and 50 percent of the cash flow thereafter. The Company has provided a construction completion guarantee in the amount of $4.8 million. Pursuant to FIN46(R), the Company has consolidated this joint venture.

As previously stated, the Company does not anticipate any material contributions to Funds From Operations (FFO) from development transactions in 2005. The Company’s development pipeline and stabilization assumptions can be found in the Company’s First Quarter 2005 Supplemental Financial Reporting Package, on the “Development Communities” page, which is available on the Company’s Web site at www.essexpropertytrust.com.

Redevelopment
The Company defines redevelopment communities as existing properties owned or recently acquired, which have been targeted for additional investment by the Company with the expectation of increased financial returns through property improvement. Redevelopment communities typically have apartment units that are not available for rent and, as a result, may have less than stabilized operations. As of March 31, 2005, the Company had ownership interests in five redevelopment communities aggregating 1,797 apartment units with estimated redevelopment costs of $21.7 million, of which approximately $14.3 million remains to be expended. These amounts exclude redevelopment projects owned by the Essex Apartment Value Fund II, L.P.

▪
Hillcrest Park is a 608-unit apartment community located in Newbury Park, California. During the quarter, the second phase renovation involving the common amenities and certain unit interiors was completed. Common amenity upgrades included redevelopment of two existing clubhouses and construction of two new clubhouses, as well as renovations on two pools and the addition of two new spas. Interior renovations included adding a bathroom to eight of the existing two-bedroom, one-bath units, and general interior renovations as turnover occurs. A third, and final, phase of the redevelopment plan is in the municipal entitlement stage that, if and when approved, has the potential of allowing the construction of up to 62 additional units.

▪
Kings Road is a 196-unit apartment community located in Los Angeles, California that was built in 1979 and purchased by Essex in 1997. During the quarter, renovations to the building’s façade and landscaping were completed and upgrades on unit interiors were well underway. The interior upgrades include: new cabinetry, flooring, appliances and fixtures.

Redevelopment (cont’d)
▪
Mira Woods is a 355-unit apartment community located in Mira Mesa, California (San Diego County), which was built in 1982, and subsequently acquired by Essex in conjunction with the John M. Sachs merger transaction in December 2002. Redevelopment initiatives include: renovating unit interiors, upgrading building exteriors and common hallways, adding new air conditioning units, remodeling the existing leasing office and fitness center, and adding carports where open parking currently exists. The anticipated completion date is slated for sometime in the fourth quarter of this year.

▪
Palisades is a 192-unit apartment community located in Bellevue, Washington, which was built in 1977 and acquired by Essex in 1990. During the quarter, the Company substantially completed an exterior and roof renovation on approximately half of the property, and continued redevelopment efforts on the business center and fitness room. New landscaping has been added to improve the curb appeal of the property, and interior renovations are being considered. This project is anticipated to be complete in the third quarter of 2005.

▪
Avondale at Warner Center is a 446-unit apartment community located in Woodland Hills, California. This property was built in 1970 and acquired by Essex in 1999. The initial stage of redevelopment on this property is focused on building exteriors, common area hallways, fitness center, business center and community room. Interior renovations are currently being assessed for potential redevelopment viability. This project is slated for completion in the third quarter of this year.

Financing Activities
On February 1, 2005, the Company obtained a non-recourse mortgage on a previously unencumbered property in the amount of $21.8 million with a 4.94 percent fixed interest rate for a 9-year term, maturing in March 2014, with an option to extend the maturity for one year thereafter at a floating rate of 2.4 percent over one month LIBOR. During the extension period, the loan may be paid in full with no prepayment penalty.

On February 16, 2005, the Company entered into a $50 million notional forward starting interest rate swap with a commercial bank at a fixed rate of 4.927 percent and a settlement date on or around October 1, 2007. The purpose of the swap is to partially hedge the interest rate risk associated with the refinance of up to $113 million of mortgages that are scheduled to mature in 2007. This 10-year forward starting interest rate swap has been designated as a cash flow hedge under SFAS 133 - changes to its fair value prior to settlement will be reflected in Other Comprehensive Income on the Company’s consolidated financial statements.

Essex Apartment Value Fund, L.P.
Essex and several institutional partners formed the Essex Apartment Value Fund (“Fund I”) and (“Fund II”) to broaden the Company’s capital alternatives. The Company’s co-investment activities enhance its financial flexibility by providing an alternative source of capital to fund new acquisition and development transactions. Listed below are the Fund I and Fund II activities that occurred during the quarter.

FUND I
As stated earlier in this press release, the Company and the Essex Apartment Value Fund (“Fund I”) sold their ownership interests in Coronado at Newport South, a 715-unit apartment community located in Newport Beach, California, for a contract sales price of approximately $106 million. Coronado at Newport South was one of the sixteen Fund I apartment communities that were sold for an aggregate contract price of approximately $756 million, as previously disclosed in the Company’s press release dated September 7, 2004. To date, the sale of fifteen apartment communities, aggregating 4,396 units, provided for in the purchase and sale agreement, have closed for a combined contract price of approximately $693 million.

Fund II
During the quarter, the Essex Apartment Value Fund II, L.P. (“Fund II”) (An affiliate of Essex Property Trust, which has a 28.2 percent interest as general partner and limited partner) acquired Regency Tower Apartment Homes, a 178-unit apartment community, located in Oakland, California, for approximately $21.2 million. Fund II originated a new mortgage loan, secured by the property, totaling approximately $11.5 million with a fixed interest rate of 5.16 percent, which matures in February 2014 and has a 1-year variable rate extension period.

During the quarter, the Company recognized $793,000 in other income related to asset management services provided to Fund II that were deferred from 2004.

Other Company Information
Essex's total market capitalization as of March 31, 2005 was approximately $3.2 billion. A detailed calculation of such market capitalization is included in the Company’s supplemental financial information, which can be obtained on the Company’s web site. The Company’s mortgage notes payable had an average maturity of 9.1 years and an average interest rate of 6.1 percent. As of March 31, 2005, the Company’s debt-to-total-market-capitalization ratio was 40.8 percent.

On February 24, 2005, the Company’s Board of Directors approved a two percent, or $0.08 per share on an annualized basis, increase to its regular quarterly cash dividend. The $0.81 per share first quarter dividend distribution was payable on April 15, 2005 to shareholders of record as of March 31, 2005. This marks the Company’s 11th consecutive annual dividend increase since its IPO in June 1994. On an annualized basis, the dividend represents a distribution of $3.24 per common share.

During the quarter, the Company expanded its senior management team, and appointed Michael T. Dance as its Chief Financial Officer. In conjunction with this new appointment, several existing company officers’ responsibilities were expanded or modified.

Revised Guidance
The Company has made an upward revision to its FFO guidance for 2005, and now believes that FFO will range from $4.47 to $4.53 per diluted share, compared to the previously disclosed range of $4.37 to $4.45 per diluted share. The revision is primarily due to the estimated amount and timing of certain one-time revenue sources, and the modest improvements in property revenues. Following is a quarterly breakdown of estimated 2005 FFO per diluted share at the midpoint of the guidance range:

FFO Per Diluted Share
First Quarter 2005	$1.28A
Second Quarter 2005	$1.02E
Third Quarter 2005	$1.14E
Fourth Quarter 2005	$1.06E
$4.50E

Conference Call with Management
The Company will host an earnings conference call with management on Thursday, May 5, 2005, at 11:00 a.m. PDT - 2:00 p.m. EDT, which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (800) 811-0667 - a pass code is not required. A replay of the call is also available via the Internet for two weeks following the live call, and can be accessed through the Company’s website at www.essexpropertytrust.com. A digital replay is also available at (888) 203-1112 - password 345492. If you are unable to access the information via the Company’s Web site, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Company Profile
Essex Property Trust, Inc., located in Palo Alto, California and traded on the New York Stock Exchange (ESS), is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast communities. Essex currently has ownership interests in 121 multifamily properties (25,281 units), and has 657 units in various stages of development.

This press release and accompanying supplemental financial information has been filed electronically on Form
8-K with the Securities and Exchange Commission and can be accessed on the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Company’s Investor Relations at (650) 494-3700.

Funds from Operations
Funds from Operations, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITS for non-cash charges such as depreciation and amortization of rental properties, gains/ losses on sales of real estate and extraordinary items. Management considers FFO to be a useful financial performance measurement of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by generally accepted accounting principles (GAAP) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Further, Funds from Operations as disclosed by other REITs may not be comparable to the Company's calculation of FFO.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding 2005 FFO per share estimates, trends in apartment fundamentals, future improvements in our operating results, anticipated timing and costs of the completion and stabilization of property developments and redevelopments, the Company’s projected development projects in 2005, the anticipated accounting treatment of interest swap agreement, future leasing activities, and future construction costs. The Company's actual results may differ materially from those projected in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development and redevelopment projects, unexpected difficulties in leasing of development and redevelopment projects, total costs of renovation and development investments exceeding our projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). All forward-looking statements are made as of today, and the Company assumes no obligation to update this information. For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including our most recent Report on Form 10-K for the year ended December 31, 2004.

Investor and Media Contact:
Mary C. Jensen
Director of Investor Relations
(650) 849-1656
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